Exhibit 99.1

Vapotherm Reports Fourth Quarter and Fiscal Year 2022 Financial Results

EXETER, New Hampshire, February 23, 2023 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), today announced fourth quarter and fiscal year 2022 financial results.

Fourth Quarter 2022 Summary

•
Total revenue for the fourth quarter of 2022 was $18.7 million
•
Gross margin was 27.5% in the fourth quarter of 2022
•
Substantially completed move of manufacturing operations from New Hampshire to Mexico

Fiscal Year 2022 Summary

•
Total revenue for 2022 was $66.8 million
•
Launched next generation High Velocity Therapy platform, HVT 2.0
•
Cost structure has been streamlined which resulted in a decrease in non-GAAP cash operating expenses from $100.8 million in 2021 to $83.6 million in 2022
•
Worldwide installed base of High Velocity Therapy systems grew by approximately 1,600 units in 2022, now at over 36,700 units

“2022 was a year of transition as we repositioned the business given the significant decrease in COVID-related hospitalizations as compared to 2020 and 2021,” said Joseph Army, President and CEO. “We executed on our path to profitability initiatives while still making investments in future growth drivers including the launch of our next generation platform, HVT 2.0. Recently, we completed a $23 million equity raise which has strengthened our balance sheet. We believe these initiatives will allow us to achieve our goals in 2023 and beyond. I’d like to thank our Team for all their hard work in executing on our Path to Profitability initiatives which we launched in early 2022 in response to a rapidly changing environment.”

Results for the Three Months December 31, 2022

The following table reflects the Company’s net revenue for the three months ended December 31, 2022 and 2021:

	Three Months Ended December 31,
	2022		2021		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital (product & lease revenue)	$3,039	16.3%	$5,357	24.1%	$(2,318)	(43.3)%
Disposables	14,113	75.6%	15,007	67.5%	(894)	(6.0)%
Service and other	1,511	8.1%	1,880	8.4%	(369)	(19.6)%
Total net revenue	$18,663	100.0%	$22,244	100.0%	$(3,581)	(16.1)%

Net revenue for the fourth quarter of 2022 was $18.7 million, representing a 16.1% decrease from fourth quarter of 2021. Capital and disposables revenue were lower in the fourth quarter of 2022 due to lower demand for our products that was driven by a decrease in patient acuity from COVID infections as COVID variants transitioned from a lower respiratory disease to an upper respiratory disease.

Revenue information by geography is summarized as follows:

	Three Months Ended December 31,
	2022		2021		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$15,531	83.2%	$17,798	80.0%	$(2,267)	(12.7)%
International	3,132	16.8%	4,446	20.0%	(1,314)	(29.6)%
Total net revenue	$18,663	100.0%	$22,244	100.0%	$(3,581)	(16.1)%

Gross profit and gross margin for the fourth quarter of 2022 was $5.1 million and 27.5%, respectively. In the fourth quarter of 2022, gross margin was negatively impacted by increases in our inventory and equipment reserves, under-absorption of labor and overhead costs due to lower production levels and non-recurring charges related to the transfer of our manufacturing operations from New Hampshire to Mexico.

Total operating expenses were $22.8 million in the fourth quarter of 2022, a decrease of $2.9 million as compared to the same period last year. Non-GAAP cash operating expenses, excluding impairment charges, loss on disposal of property and equipment, depreciation and amortization, stock-based compensation expense, severance accruals and loss from deconsolidation were $18.0 million in the fourth quarter of 2022 compared to $23.8 million in the fourth quarter of 2021. The decreases in operating expenses and non-GAAP cash operating expenses were primarily due to cost saving measures in connection with the Company’s path-to-profitability initiatives. Operating expenses in the fourth quarter of 2022 include a non-cash impairment charge of $1.5 million related to the operating lease right-of-use assets and leasehold improvements recorded in connection with our plan to sublease unused spaced in New Hampshire as a result of the relocation of manufacturing operations to Mexico.

Net loss for the fourth quarter of 2022 was $21.4 million, or $0.78 per share, compared to $18.6 million, or $0.71 per share, in the fourth quarter of 2021. Net loss per share was based on 27,328,746 and 26,073,243 weighted average shares outstanding for the fourth quarter of 2022 and 2021, respectively. Net loss for the fourth quarter of 2022 includes a non-cash impairment charge of $1.5 million related to the long-lived assets record in connection with our operating lease and leasehold improvements in New Hampshire.

Adjusted EBITDA was negative $12.0 million for the fourth quarter of 2022 as compared to negative $14.9 million for the fourth quarter of 2021. The decrease in Adjusted EBITDA loss was primarily due to cost saving measures in connection with the Company’s path-to-profitability initiatives, partially offset by lower revenue and gross margin on a year over year basis.

Results for the Year Ended December 31, 2022

The following table reflects the Company’s net revenue for the years ended December 31, 2022 and 2021:

	Year Ended December 31,
	2022		2021		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
Revenue
Capital Equipment (product & lease revenue)	$11,650	17.4%	$40,096	35.4%	$(28,446)	(70.9)%
Disposable	46,368	69.4%	66,631	58.8%	(20,263)	(30.4)%
Service and Other	8,783	13.2%	6,565	5.8%	2,218	33.8%
Net revenue	$66,801	100.0%	$113,292	100.0%	$(46,491)	(41.0)%

Net revenue for 2022 was $66.8 million, representing a 41.0% decrease from 2021. Total capital equipment revenue, including product and lease revenue, decreased 70.9% and total disposables revenue decreased 30.4%, each on a year over year basis. The decrease in demand for our products was driven by a decrease in patient acuity from COVID infections as COVID variants transitioned from a lower respiratory disease to an upper respiratory disease.

Revenue information by geography is summarized as follows:

	Year Ended December 31,
	2022		2021		Change
	(in thousands, except percentages)
	Amount	% of Revenue	Amount	% of Revenue	$	%
United States	$52,591	78.7%	$84,147	74.3%	$(31,556)	(37.5)%
International	14,210	21.3%	29,145	25.7%	(14,935)	(51.2)%
Net Revenue	$66,801	100.0%	$113,292	100.0%	$(46,491)	(41.0)%

Gross profit for the year ended December 31, 2022 was $17.2 million, a decrease of $35.9 million from 2021. Gross margin was 25.8% in 2022 in comparison to 46.9% in 2021. Gross margin was negatively impacted by lower revenue and production levels, non-recurring charges related to the transfer of certain activities to our contract manufacturer and our manufacturing facility in Mexico, increased reserves for excess and obsolete inventory, and increased termination costs.

Operating expenses were $117.6 million for the year ended December 31, 2022, an increase of $7.2 million as compared to $110.4 million in 2021. Operating expenses for 2022 include non-cash charges of $14.7 million and $7.7 million related to the impairment of goodwill and long-lived and intangibles, and to a lesser extent, loss on disposal of property and equipment of $0.6 million. These non-cash charges were record in connection with our decision to cease future commercial investments in Vapotherm Access and RespirCare in the third quarter of 2022, and to a lesser extent relocate our manufacturing operations from New Hampshire to Mexico. Non-GAAP cash operating expenses, excluding impairment charges, loss on disposal of property and equipment, depreciation and amortization, stock-based compensation expense, severance accruals, loss from deconsolidation and change in the value of contingent consideration, were $83.6 million for the year ended December 31, 2022 compared to $100.8 million in 2021. The decrease in non-GAAP cash operating expenses was primarily due to cost saving measures in connection with the Company’s path-to-profitability initiatives.

Net loss for the year ended December 31, 2022 was $113.3 million, or $4.24 per share, compared to $59.8 million, or $2.31 per share, in 2021. Net loss per share was based on 26,732,940 and 25,936,970 weighted average shares outstanding for 2022 and 2021, respectively. Net loss for the year ended December 31, 2022 includes non-cash impairment charges of $22.4 million primarily related to the goodwill and long-lived assets recorded in connection with the acquisitions of HGE and RespirCare.

Adjusted EBITDA was negative $65.2 million for the year ended December 31, 2022 as compared to negative $43.1 million for 2021. The increase in Adjusted EBITDA loss was primarily due to lower revenue and gross margin on a year over year basis, and to a lesser extent increased termination costs.

Cash Position

Cash and cash equivalents were $15.7 million as of December 31, 2022 compared to $57.1 million as of December 31, 2021. The decrease in cash in 2022 was due to the net loss, partial offset from proceeds from our debt facility.

Fiscal 2023 Outlook

For fiscal 2023, the Company expects net revenue to be in the range of $77 million to $79 million. The Company anticipates that 75% of revenue will come from U.S. revenue and 25% from International revenue. The Company anticipates that 75% of the revenue will come from disposables revenue and that the remainder will come from capital equipment and service.

For fiscal 2023, gross margin is expected to be in the range of 48% and 50%.

For fiscal 2023, operating expenses are expected to be in the range of $76 million to $78 million.

For fiscal 2023, non-GAAP cash operating expenses excluding additional items as detailed below are expected to be in the range of $60 million to $62 million.

Conference Call Information

Management will host a conference call at 4:30 p.m. Eastern Time on February 23, 2023 to discuss the results of the quarter with a question and answer session. To listen to the conference call on your telephone, please dial +1 (888) 330-2391 for U.S. callers, or +1 (240) 789-2702 for international callers, approximately ten minutes prior to the start time and reference conference code 6585549. To listen to a live webcast, please visit the Investors section of the Vapotherm website at: http://investors.vapotherm.com/events-and-presentations/events. The webcast replay will be available on the Vapotherm website for 12 months following completion of the call. A replay of this conference call will be available by telephone through March 2, 2023 by dialing +1 (800) 770-2030 in the U.S. or +1 (647) 362-9199 outside of the U.S. The replay access code is 6585549.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission (“SEC”) filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including EBITDA, Adjusted EBITDA, non-GAAP operating expenses excluding impairment of long-lived assets, impairment of goodwill and loss on disposal of property and equipment, and non-GAAP cash operating expenses excluding additional items, including stock-based compensation expense, depreciation and amortization, severance accruals recorded, loss from deconsolidation, and change in fair value of contingent consideration, which differ from operating expenses calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA represents net loss less interest expense, net, income tax provision or benefit, and depreciation and amortization, and Adjusted EBITDA represents EBITDA as adjusted for the impact of foreign currency loss or gain, change in fair value of contingent consideration, stock-based compensation expense, and impairment of long lived and intangible assets. Since these adjustments to the GAAP measures are highly variable, difficult to predict and of a size that could have substantial impact on Vapotherm’s reported results of operations for a period, Vapotherm cannot provide without unreasonable effort a quantitative reconciliation to the most directly comparable GAAP measures for its 2023 financial guidance regarding non-GAAP cash operating expenses excluding impairment of goodwill, impairment of long-lived assets, loss on disposal of property and equipment and other additional items as detailed below, or non-GAAP cash operating expenses. The Company has reconciled all historical non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these non-GAAP financial measures, as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating budget and financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company believes Adjusted EBITDA is useful to its management and investors as a measure of comparative operating performance from period to period.

These non-GAAP financial measures should not be considered alternatives to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP. They should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our capital expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using Adjusted EBITDA and other non-GAAP financial measures on a supplemental basis. The Company’s definitions of Adjusted EBITDA and non-GAAP operating expenses excluding impairment of long-lived assets, impairment of goodwill and loss on disposal of property and equipment and non-GAAP cash operating expenses excluding the additional items detailed below, are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

About Vapotherm

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 3.8 million patients have been treated with the use of Vapotherm high velocity therapy® systems. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free non-invasive ventilatory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The HVT 2.0 and Precision Flow systems’ mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s expected net revenue, gross margin, operating expenses and non-GAAP cash operating expenses for fiscal year 2023 and its expectations to execute on its path-to-profitability initiative, which the Company believes will allow it to achieve its goals in 2023 and beyond. In some cases, you can identify forward-looking statements by terms such as “expect,” “continue,” “plan,” “intend,” “will,” “outlook,” “guidance,” or “typically,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words, and the use of future dates. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future or achieve its 2023 financial guidance; risks associated with the move of its manufacturing operations to Mexico; Vapotherm’s ability to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations; Vapotherm’s ability to comply with its $5 million minimum cash covenant, execute on its path-to-profitability initiative, convert $17 million of excess inventory into cash, fund its business through 2023 and get it to Adjusted EBITDA positive in the fourth quarter of 2023; Vapotherm’s dependence on sales generated from its High Velocity Therapy systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market; the ability for Precision Flow systems to gain increased market acceptance; Vapotherm’s inexperience directly marketing and selling its products; the potential loss of one or more suppliers and dependence on its new third party manufacturer; Vapotherm’s susceptibility to seasonal fluctuations; Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements; the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain or enforce patent or other intellectual property protection for its products; the impact of COVID on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC on February 23, 2023, and in any subsequent filings with the SEC. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Financial Statements:

VAPOTHERM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$15,738	$57,071
Accounts receivable, net	9,102	10,909
Inventories	32,980	36,562
Prepaid expenses and other current assets	2,081	5,205
Total current assets	59,901	109,747
Property and equipment, net	26,636	22,157
Operating lease right-of-use assets	5,805	7,045
Restricted cash	1,109	253
Goodwill	536	15,300
Intangible assets, net	-	4,398
Deferred income tax assets	96	78
Other long-term assets	2,112	1,107
Total assets	$96,195	$160,085
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities
Accounts payable	$2,739	$5,923
Contract liabilities	1,216	2,081
Accrued expenses and other current liabilities	15,609	28,559
Revolving loan facility	-	6,608
Total current liabilities	19,564	43,171
Long-term loans payable, net	96,994	39,726
Other long-term liabilities	7,827	10,521
Total liabilities	124,385	93,418
Commitments and contingencies
Stockholders’ (deficit) equity
Preferred stock ($0.001 par value) 25,000,000 shares authorized; no shares issued and outstanding as of December 31, 2022 and 2021	-	-
Common stock ($0.001 par value) 175,000,000 shares authorized as of December 31, 2022 and 2021, 28,516,047 and 26,126,253 shares issued and outstanding as of December 31, 2022 and 2021, respectively	29	26
Additional paid-in capital	461,940	443,358
Accumulated other comprehensive (loss) income	(157)	26
Accumulated deficit	(490,002)	(376,743)
Total stockholders’ (deficit) equity	(28,190)	66,667
Total liabilities and stockholders’ (deficit) equity	$96,195	$160,085

VAPOTHERM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(unaudited)
Net revenue	$18,663	$22,244	$66,801	$113,292
Cost of revenue	13,540	14,455	49,558	60,104
Gross profit	5,123	7,789	17,243	53,188
Operating expenses
Research and development	4,561	4,944	20,802	18,410
Sales and marketing	9,476	12,971	46,091	60,140
General and administrative	7,042	7,427	27,796	31,375
Impairment of goodwill	-	-	14,701	-
Impairment of long-lived and intangible assets	1,501	323	7,676	323
Loss on disposal of property and equipment	247	105	568	105
Total operating expenses	22,827	25,770	117,634	110,353
Loss from operations	(17,704)	(17,981)	(100,391)	(57,165)
Other (expense) income
Interest expense	(3,771)	(635)	(11,643)	(2,595)
Interest income	26	17	139	91
Foreign currency loss	(51)	(37)	(239)	(225)
Loss on extinguishment of debt	-	-	(1,114)	-
Other	-	-	-	18
Net loss before income taxes	$(21,500)	$(18,636)	$(113,248)	$(59,876)
(Benefit) provision for income taxes	(63)	(76)	11	(76)
Net loss	$(21,437)	$(18,560)	$(113,259)	$(59,800)
Other comprehensive loss:
Foreign currency translation adjustments	229	7	(183)	(15)
Total other comprehensive loss	229	7	(183)	(15)
Total comprehensive loss	$(21,208)	$(18,553)	$(113,442)	$(59,815)
Net loss per share basic and diluted	$(0.78)	$(0.71)	$(4.24)	$(2.31)
Weighted-average number of shares used in calculating net loss per share, basic and diluted	27,328,746	26,073,243	26,732,940	25,936,970

VAPOTHERM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities
Net loss	$(113,259)	$(59,800)
Adjustments to reconcile net loss to net cash used in operating activities
Stock-based compensation expense	10,385	9,766
Depreciation and amortization	5,180	5,648
Provision for bad debts	224	(161)
Provision for inventory valuation	3,083	70
Non-cash lease expense	2,127	1,764
Change in fair value of contingent consideration	(3,351)	(1,813)
Impairment of goodwill	14,701	-
Impairment of long-lived and intangible assets	7,676	323
Loss on disposal of property and equipment	568	105
Placed unit reserve	646	155
Amortization of discount on debt	686	128
Loss from deconsolidation	35	-
Deferred income taxes	11	(76)
Loss on extinguishment of debt	1,114	-
Changes in operating assets and liabilities:
Accounts receivable	1,162	12,400
Inventories	449	(16,759)
Prepaid expenses and other assets	(1,771)	1,458
Accounts payable	(3,347)	798
Contract liabilities	(844)	(892)
Accrued expenses and other liabilities	(3,285)	(6,724)
Operating lease liabilities, current and long-term	(2,347)	(1,761)
Net cash used in operating activities	(80,157)	(55,371)
Cash flows from investing activities
Purchases of property and equipment	(11,610)	(5,895)
Acquisition of business, net of cash acquired	-	(1,304)
Net cash used in investing activities	(11,610)	(7,199)
Cash flows from financing activities
Proceeds from loans, net of discount	99,094	-
Proceeds from revolving loan facility	-	4,882
Repayment of loans	(40,000)	-
Payments of debt extinguishment costs	(817)	-
Payment of debt issuance costs	(1,567)	-
Repayments on revolving loan facility	(6,608)	(3,162)
Payment of contingent consideration	(135)	-
Proceeds from issuance of common stock in connection with at-the-market offerings, net	1,064	-
Proceeds from issuance of common stock under Employee Stock Purchase Plan	228	1,139
Proceeds from exercise of stock options	65	1,511
Net cash provided by financing activities	51,324	4,370
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(34)	(12)
Net decrease in cash, cash equivalents and restricted cash	(40,477)	(58,212)
Cash, cash equivalents and restricted cash
Beginning of period	57,324	115,536
End of period	$16,847	$57,324
Supplemental disclosures of cash flow information
Interest paid during the period	$8,834	$2,466
Property and equipment purchases in accounts payable and accrued expenses	$702	$422
Issuance of common stock to satisfy contingent consideration	$5,630	$-
Issuance of common stock warrants in conjunction with long term debt	$1,201	$-
Issuance of common stock for services	$360	$413
Issuance of common stock upon vesting of restricted stock units	$12	$161

Non-GAAP Financial Measures

The following tables contain a reconciliation of net loss to Adjusted EBITDA for the three months and years ended December 31, 2022 and 2021, respectively.

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(in thousands)
Net loss	$(21,437)	$(18,560)	$(113,259)	$(59,800)
Interest expense, net	3,745	618	11,504	2,504
(Benefit) provision for income taxes	(63)	(76)	11	(76)
Depreciation and amortization	1,174	1,467	5,180	5,648
EBITDA	$(16,581)	$(16,551)	$(96,564)	$(51,724)
Foreign currency	51	37	239	225
Loss on extinguishment of debt	-	-	1,114	-
Change in fair value of contingent consideration	-	(1,356)	(3,351)	(1,813)
Stock-based compensation	2,760	2,569	10,385	9,766
Impairment of goodwill	-	-	14,701	-
Impairment of long-lived and intangible assets	1,501	323	7,676	323
Loss on disposal of property and equipment	247	105	568	105
Adjusted EBITDA	$(12,022)	$(14,873)	$(65,232)	$(43,118)

The following tables contain a reconciliation of operating expenses to non-GAAP operating expenses and non-GAAP cash operating expenses for the three months and years ended December 31, 2022 and 2021, respectively.

(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	(in thousands)
GAAP operating expenses	$22,827	$25,770	$117,634	$110,353
Impairment of goodwill	-	-	(14,701)	-
Impairment of long-lived and intangible assets	(1,501)	(323)	(7,676)	(323)
Loss on disposal of property and equipment	(247)	(105)	(568)	(105)
Non-GAAP operating expenses	21,079	25,342	94,689	109,925
Stock-based compensation	(2,663)	(2,377)	(9,668)	(9,037)
Depreciation and amortization	(342)	(484)	(1,709)	(1,915)
Termination benefits	(30)	-	(3,060)	-
Loss from deconsolidation	(35)	-	(35)	-
Change in fair value of contingent consideration	-	1,356	3,351	1,813
Non-GAAP cash operating expenses	$18,009	$23,837	$83,568	$100,786

Supplemental Operating Metrics

	December 31,
	2022	2021	Change
	Amount	Amount	Amount	%
HVT 2.0 and precision flow units installed base
United States	24,327	23,368	959	4.1%
International	12,439	11,848	591	5.0%
Total	36,766	35,216	1,550	4.4%

	Three Months Ended December 31,
	2022	2021	Change
	Amount	Amount	Amount	%
HVT 2.0 and precision flow units sold and leased
United States	239	419	(180)	(43.0)%
International	75	194	(119)	(61.3)%
Total	314	613	(299)	(48.8)%

Disposable patient circuits sold
United States	104,302	108,200	(3,898)	(3.6)%
International	24,551	34,395	(9,844)	(28.6)%
Total	128,853	142,595	(13,742)	(9.6)%

	Year Ended December 31,
	2022	2021	Change
	Amount	Amount	Amount	%
HVT 2.0 and precision flow units sold and leased
United States	813	3,600	(2,787)	(77.4)%
International	531	2,972	(2,441)	(82.1)%
Total	1,344	6,572	(5,228)	(79.5)%

Disposable patient circuits sold
United States	331,044	452,605	(121,561)	(26.9)%
International	118,226	200,901	(82,675)	(41.2)%
Total	449,270	653,506	(204,236)	(31.3)%

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011